PROSPECTUS

                             48,418 Shares

                        THE PANDA PROJECT, INC.

                              Common Stock
                          -------------------

     All of the shares of common stock, par value $.01 per share ("Common Stock"), of The Panda Project, Inc. (the "Company") offered hereby (the "Shares") are being sold by certain securityholders of the Company (the "Selling Securityholders"). See "Selling Securityholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders.

     The Selling Securityholders have advised the Company that they propose to sell the Shares from time to time in the over-the-counter market, in ordinary brokerage transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The Common Stock is traded on the Nasdaq National Market under the symbol "PNDA." On July 7, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $2.75 per share.

     The shares of Common Stock offered hereby represent approximately .4% of the total number of shares outstanding at July 7, 1997. Sales of all or part of the Shares offered hereby could have a negative impact on the market price of the Common Stock and adversely affect the ability of the Company to raise capital through the sale of its equity securities. See "Risk Factors -- Negative Effect of Future Sales of Stock on Market Prices and Ability to Raise Capital" and "Plan of Distribution."

     The Company will pay all the expenses, estimated to be $25,000, in connection with this offering, other than selling expenses and underwriting discounts, if applicable.

                          -------------------
     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.
                          -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          -------------------

              The date of this Prospectus is July 16, 1997.

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                           TABLE OF CONTENTS


                                                                  Page
                                                                  ----

Available Information .........................................      1

Incorporation of Certain Documents by Reference ...............      2

Risk Factors ..................................................      2

Recent Developments ...........................................     13

Use of Proceeds ...............................................     14

Selling Securityholders .......................................     14

Plan of Distribution ..........................................     15

Experts .......................................................     15

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Page 1
                          AVAILABLE INFORMATION


     The Panda Project, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 with respect to the Shares (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. The Commission also makes electronic filings publicly available in the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A

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Page 2

SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

     INFORMATION CONTAINED IN THE COMPANY'S WEB SITE SHALL NOT BE DEEMED TO BE PART OF THIS PROSPECTUS.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

     (2) The Company's Registration Statement on Form 8-A filed May 5, 1994, registering the Common Stock under Section 12(g) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to The Panda Project, Inc., 901 Yamato Road, Boca Raton, Florida 33431, Attention: Chief Financial Officer, (561) 994-2300.

                              RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS ARE MADE ONLY AS OF THE DATE OF THIS PROSPECTUS. WITHOUT LIMITING THE FOREGOING, THE WORDS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE

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Page 3

INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.


1. LIMITED PRODUCT DEVELOPMENT AND OPERATING HISTORY. Although the Company has recently begun commercialization of certain products, other products and technologies are undergoing additional testing and certification which may ultimately lead to their commercialization. The Company's viability, profitability and growth will depend in part upon successful commercialization of these other products and technologies. There can be no assurance that these efforts will be successful or that any of the proposed additional products will be developed successfully. Further, the Company has a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in the evolving electronics industry, which is characterized by an increasing number of market entrants and intense competition, as well as those encountered in the shift from development to commercialization of new products based on innovative technologies.

2. LIMITED REVENUES; HISTORY OF SIGNIFICANT LOSSES; ACCUMULATED DEFICIT; ANTICIPATED FUTURE LOSSES. To date, the Company has generated limited revenues from the sale of its Archistrat Computers; the Company does not anticipate deriving larger revenues from operations until such time, if ever, that greater numbers of its Archistrat Computers and other computers are sold and its semiconductor packaging and connector products can be manufactured and licensed or successfully commercialized, as to which there can be no assurance. Further, of the $2.4 million of revenues recognized in the year ended March 31, 1997, $923,000 related to a barter transaction with a software developer wherein the Company accepted software licenses, consulting and training services, and services associated with the certification of one model of the Archistrat Computers to use the software developer's CAD program and porting the software onto the product, in exchange for 53 of its Archistrat Computers. Management believes the amount of revenue recognized reflects the fair value of the licenses and other services received and approximated the normal selling price of the servers. Since inception (April 8, 1992), the Company has incurred significant net losses, including losses of $1,800,340, $6,931,346, $23,894,426 and
$20,874,101 during the fiscal years ended March 31, 1994, 1995, 1996 and 1997, respectively, resulting in an accumulated deficit of $53,915,901 as of March 31, 1997. In addition, the Company anticipates substantial losses to continue in the foreseeable future. Inasmuch as the Company will continue to have a high level of operating expenses and will be required to make significant expenditures in connection with its research and development and manufacturing and marketing activities (including salaries of executive, technical and research and development personnel), the Company anticipates that such losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. There can be no assurance that the Company will ever be able to generate sufficient revenues to achieve profitable operations.

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Page 4

3. SIGNIFICANT CAPITAL REQUIREMENTS; POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company's capital requirements in connection with its operations and development activities have been and may continue to be significant. The Company has been dependent primarily upon the proceeds of sales of its securities to fund its activities since inception. During the period from inception through July 7, 1997, the Company raised capital of approximately $63,000,000 (after deduction of underwriting discounts, commissions and other selling costs) through the sale of Common Stock and warrants, convertible debentures, and from the exercise of stock options and warrants. Since June 1996, the Company has entered into five agreements to license its VSPA and Compass Connector technologies and began to receive revenues under one of these agreements during the year end March 31, 1997. The Company anticipates receiving revenues under one or more of the other agreements by the end of the second quarter of the Company's fiscal year which began on April 1, 1997. In addition, the Company has taken actions to significantly reduce its expenses in all areas including compensation and benefits, research and development and selling and administrative expenses.

     In the event the Company's working capital, as augmented by proceeds from any sales revenue prove to be insufficient to fund operations (due to unanticipated expenses, delays, problems, or otherwise), the Company would be required to seek additional financing. Furthermore, depending upon the Company's progress in the development of its products and technology and manufacturing capabilities, acceptance of its products and technology by third parties, and the state of the capital markets, the Company may also determine that it is advisable to raise additional equity capital. In addition, in the event that the Company receives a larger than anticipated number of purchase orders for its Archistrat Computers or VSPA semiconductor package, it may require resources substantially greater than it currently has or than are otherwise available to the Company, and the Company may be required to raise additional capital or engage third parties (as to which engagement there can be no assurance) to assist the Company in meeting such orders. The Company has no current arrangements with respect to, or sources of, additional financing, and there can be no assurance that additional financing will be available to the Company when needed on commercially reasonable terms or at all. The inability of the Company to obtain additional financing when needed would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations. To the extent that any future financing involves the sale of the Company's equity securities, the Company's then existing stockholders may be substantially diluted.

4. UNCERTAINTY OF MARKET ACCEPTANCE. The products and technologies currently being sold or developed by the Company utilize newly developed designs. Although the Company believes that its existing and proposed technology and products represent significant advancements in semiconductor packaging and computer technology, demand for the Company's existing and proposed products is subject to a high degree of uncertainty, as is typical in the case of newly-developed products. Achieving marketing acceptance for the Company's technology and existing and proposed products will require substantial marketing efforts and

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Page 5

expenditure of significant funds to educate key original equipment manufacturers ("OEMs") and value-added resellers ("VARs") and end users as to the distinctive characteristics and anticipated benefits of the Company's proposed products and technologies. Many OEMs and VARs manufacture and/or sell components and computers competitive with those being developed by the Company and have achieved significant market acceptance for their products. Accordingly, due to their commitment to their own products, such entities may be inhibited from doing business with the Company. In addition, many OEMs and VARs may be reluctant to use or sell the Company's products and technologies until a sufficient number of other OEMs and VARs have already committed to do so. The Company currently has limited marketing experience and limited financial, personnel and other resources to undertake the extensive marketing activities that will be necessary to market its products and technologies as their development is completed. The Company's ability to generate revenue from the sale of Archistrat Computers or the licensing or sale of Technology Products will be dependent upon, among other things, its ability to build an effective sales organization. There can be no assurance that the Company will be able to formalize any marketing arrangements or that its marketing efforts will be successful.

5. UNCERTAINTY OF PRODUCT AND TECHNOLOGY DEVELOPMENT; TECHNOLOGICAL FACTORS; DEPENDENCE ON THIRD-PARTY PRODUCT DESIGN CHANGES. Although Archistrat Computers have been sold in limited quantities, the Company's Technology Products have not been fully commercialized and some remain in various stages of development. The Company's development efforts are subject to all of the risks inherent in the development of new products and technology (including unanticipated delays, expenses or technical or other problems, as well as the possible insufficiency of funding to complete development). The Company's success will depend in part upon its products and technology meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. There can be no assurance that the Company's products and technology which have not yet been commercialized will ever be successfully developed, and even if developed, that they will satisfactorily perform the functions for which they are designed, that they will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs or material delays in their development or commercialization. In addition, technology as complex as that which will be incorporated into the Company's proposed products may contain errors which become apparent subsequent to widespread commercial use. Remedying such errors could delay the Company's plans and cause it to incur additional costs which would have a material adverse effect on the Company. The Company's success will also be dependent upon the Company's ability to adapt its products to be compatible with the products of third-party manufacturers of computer products. In addition, the Company will be dependent on certain potential customers redesigning or otherwise modifying their products to fully utilize the Company's proposed products and technology. Although the Company believes that potential customers will undertake such modifications to take advantage of the anticipated performance advantages of the Company's proposed products, the costs of making such adaptations could prevent them from doing so on a timely

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Page 6

basis, or at all. The failure of the Company to adapt its products and technology to be compatible with products of third-party manufacturers or the failure of potential customers to make necessary modifications or to redesign their products to accommodate the Company's products could have a material adverse effect on the Company's ability to sell or license its proposed products or technology.

6. COMPETITION; TECHNOLOGICAL OBSOLESCENCE. The markets that the Company intends to enter are characterized by intense competition. The Company's Archistrat Computers compete with computers offered by such companies as Silicon Graphics, Inc., Digital Equipment Corp., Hewlett-Packard Co., and Compaq Computer Corporation. The Company's Technology Products compete with semiconductor packages and connectors offered by numerous manufacturers. Many of these companies have substantially greater financial, technical, personnel and other resources than the Company and have established reputations for success in the development, licensing, sale and servicing of their products and technology. Certain of these competitors dominate their industries and have the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for semiconductor packages, related technologies and/or computers. In addition, certain companies may be developing technologies or products of which the Company is unaware, which may be functionally similar, or superior, to some or all of those being developed by the Company. The markets for the technology and products being developed by the Company are characterized by rapid changes and evolving industry standards often resulting in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete will depend on its ability to complete development and introduce to the marketplace in a timely and cost-competitive manner additional products and technology, to continually enhance and improve its existing and proposed products and technology, to adapt its proposed products to be compatible with specific products manufactured by others, and to successfully develop and market new products and technology. There can be no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's proposed products and technology obsolete or less marketable or that the Company will be able to successfully enhance its proposed products or technology or adapt them satisfactorily.

7. DEPENDENCE ON MANUFACTURERS AND SUPPLIERS; LACK OF MANUFACTURING EXPERIENCE AND CAPABILITY. The Company has developed the ability to manufacture the VSPA semiconductor package in limited quantities in its own facility in Boca Raton, Florida. The machinery used in the manufacturing process has been designed and built by the Company, primarily for the purpose of demonstrating the principles of manufacturing VSPA in high volumes. The Company has designed and is currently building its first automated machine to produce VSPA parts in volumes based on anticipated customer demand. The machine has been designed to have a wide range of flexibility in terms of the pin count of the VSPA packages it will produce, and its expected production capacity ranges from 200,000 parts per month to 235,000 parts per month, depending upon the pin count of the package. However, there can be no

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Page 7

assurance that the Company will be able to complete the build of the machine within the a reasonable period of time, or that, if completed, it will function as designed and be capable of producing the quantities of VSPA that are anticipated. In the event the Company is unable to build a machine that can produce VSPA in high volumes within a reasonable period of time, or at all, delays in securing alternative manufacturing sources would result and would have a material adverse effect on the Company s operations.

     The Company has developed the capability to manufacture the Compass Connector products required for its Archistrat Computers in its own facility in Boca Raton, Florida. The Company has also entered into an agreement with Sun Precision Works, Pvt. Ltd. for the production of the male connector component of the Compass Connector. Although the Company's supply of this component is currently adequate to meet its needs, no assurance can be given that such supplier can produce such component in sufficient quantities in the future, or that the Company will be able to develop an alternative source of supply within its projected development schedules, or at all.

     The Company expects that significant commercialization of the Technology Products will require it to enter into direct licensing arrangements, joint ventures or strategic alliances with respect to the manufacture of certain of its Technology Products. If the Company is unsuccessful in developing such manufacturing capabilities or in licensing certain products and technology being developed or in developing relationships with manufacturers and suppliers, its lack of manufacturing capabilities could limit its ability to otherwise commercialize such products.

     The Company anticipates that it will be dependent on third parties for the manufacture and/or assembly of printed circuit boards, chassis and other subassemblies, as well as for the supply of various of the components, incorporated into the Archistrat Computers, and for performing the final assembly configuration, certain quality control testing and delivery of such computers. Although the Company's agreement with Group Technologies Corporation has expired, the Company has identified certain other potential manufacturers and suppliers for its subassembly and component needs, however, the Company has not yet entered into any additional manufacturing or supply arrangements. The Company believes it will be able to negotiate satisfactory manufacturing and supply contracts; however, the failure to do so could have a material adverse effect on the Company. Even if the Company were able to enter into suitable manufacturing arrangements for necessary subassemblies, there can be no assurance that such manufacturers will dedicate sufficient production capacity to satisfy the Company's requirements within scheduled delivery times or at all. In addition, the failure or delay by the Company's suppliers in fulfilling its anticipated component needs would adversely affect the Company's ability to develop and market its products and technology. While the Company believes that these components are available from multiple sources, the Company anticipates that it will obtain certain of them from a single or limited number of sources of supply. In the event that certain of such

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Page 8

suppliers are unable or unwilling to provide the Company with components to be used in the Archistrat Computers on commercially reasonable terms, or at all, delays in securing alternative sources of supply could result in a material adverse effect on the Company's operations.

     At a future date, the Company may determine that the development of manufacturing capabilities with respect to the Archistrat Computers (and/or their subassemblies or components) is necessary or appropriate. To date, the Company has manufactured limited commercial quantities of such computers. The Company does not currently have the staff or the facilities necessary to manufacture, assemble and/or configure its proposed computers internally in large commercial quantities. The establishment of manufacturing and/or assembly capabilities may result in significant expense and is subject to numerous risks, including unanticipated technological problems and delays. The failure of the Company to successfully manufacture its Archistrat Computers would have a material adverse effect on the Company.

8. DEPENDENCE ON KEY PERSONNEL. The success of the Company will be dependent on the continued personal efforts of Stanford W. Crane, Jr., its Chairman and Chief Executive Officer and the principal inventor of its proprietary products and technologies, and certain other key personnel. Although Mr. Crane has entered into a five-year employment agreement with the Company, the agreement provides that he may resign by giving six months' notice at any time. The loss of his services would have a material adverse effect on the Company. The Company has obtained key-man insurance on Mr. Crane's life in the amount of $2,000,000. The success of the Company also is dependent upon its ability to hire and retain additional qualified executive, scientific, production and marketing personnel. Although the Company has been able to hire qualified personnel, there can be no assurance that the Company will be able to hire additional qualified personnel or retain such necessary personnel.

9. PATENTS AND PROPRIETARY INFORMATION. The Company's success will depend on its ability to obtain patents, protect trade secrets, and operate without infringing on the proprietary rights of others. As of May 31, 1997, the Company had obtained seven United States patents and an aggregate of 33 foreign patents. In addition, the Company had pending a total of 18 United States and 33 foreign patent applications. These patents and pending applications relate to VSPA, Compass PGA, the Archistrat Computers design, the use of the Compass Connector in Compass PGA and in the Archistrat Computers, and a PCB manufacturing technology known as Well Tech PCB . The Company s foreign patent filings have been made in selected countries, including the Republic of China (Taiwan), Germany, the United Kingdom, Ireland and France. The Company will continue to file applications in certain foreign jurisdictions to secure protection in those jurisdictions in accordance with the Patent Cooperation Treaty and the Paris Convention for the Production of Industrial Property (which allows such filings to relate back to the original filing date in the United States) covering the Company s technology and proposed products. To the extent possible, the Company also intends to file patent applications with respect to products and

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Page 9

technology that it may develop in the future.

     There can be no assurance that any of the Company's pending patent applications will ultimately result in an issued patent. Moreover, the patent laws of other countries may differ from those of the United States as to the patentability of the Company's products or technology, and the degree of protection afforded by foreign patents may be different from that in the United States. The failure by the Company to obtain patents for which applications are currently pending could have a material adverse effect on the Company's ability to commercialize successfully its proposed technology and products. Even if the Company is able to obtain such patents, there can be no assurance that any such patents will afford the Company commercially significant protection for its technology or products. In addition, other companies may independently develop equivalent or superior technologies or products and may obtain patent or similar rights with respect to them. Although the Company believes that its technology has been independently developed and that its technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurance that any of the Company's technology or products, will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have an adverse effect on the ability of the Company to do business. If the Company's technology or products were determined to infringe on the patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company. Moreover, in the event that the Company's technology or proposed products were deemed to infringe upon the rights of others, the Company would be required to obtain licenses to utilize such technology. There can be no assurance that the Company would be able to obtain such licenses in a timely manner or on acceptable terms and conditions, and the failure to do so could have a material adverse effect on the Company. If the Company were unable to obtain such licenses, it could encounter significant delays in product market introductions while it attempted to design around the infringed upon patents or rights, or could find the development, manufacture or sale of products requiring such licenses to be foreclosed. In addition, patent disputes are common in the computer industry and there can be no assurance that the Company will have the financial resources to enforce or defend a patent infringement or proprietary rights action.

     The Company relies on confidentiality and nondisclosure arrangements with its employees, consultants and others involved with the Company s product and technological development efforts. There can be no assurance that these agreements will provide meaningful protection to the Company or that other companies will not acquire information which the Company considers proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable or superior to that of the Company.

     The Company has registered the Archistrat and VSPA trademarks with the U.S. Patent and Trademark Office and has applied for appropriate trademark, copyright and other legal protection for its product names,

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Page 10

logos and other identifications. There can be no assurance that the Company will not be precluded by others from using any of such identifications or creating proprietary rights with respect to them.

10. DEPENDENCE ON THE CRANE-PANDA LICENSING AGREEMENT; POTENTIAL CONFLICTS OF INTEREST. Pursuant to a license agreement entered into in January 1996 between the Company and Mr. Crane (the "Crane-Panda License"), Mr. Crane has granted the Company the nonexclusive right to utilize the Compass Connector, a key component in the commercialization of the Company's Archistrat Computers and the development and commercialization of Compass PGA. The Crane-Panda License was executed in connection with the conversion to a nonexclusive license of the 3M License described below and supersedes an earlier license agreement between Mr. Crane and the Company relating to the Compass Connector. Under the Crane-Panda License, the Company is required to pay Mr. Crane a royalty on any sales of Compass Connectors as discrete parts in the amount of 5% of the net sales price for the first five years of the term of the agreement, 2.5% of the net sales price for the next five years of the term of the agreement and 2% of the net sales price thereafter, provided that no royalty is payable until aggregate net sales of the Compass Connector as discrete parts exceed $100,000. The royalty rate will be reduced after the fifth anniversary of the agreement if no patent remains in effect with respect to the Compass Connector. No royalty is payable on sales of the Compass Connector as incorporated in the Archistrat Computers or other computer system or assembly. The Company may grant sublicenses under the Crane-Panda License, but only for the use of products as incorporated in the Archistrat Computers or other computer system or assembly. To date, there have been no sales requiring the payment of royalties to Mr. Crane under the Crane-Panda License. The Crane-Panda License obligates the Company to maintain proprietary information relating to the Compass Connector on a confidential basis, notify Mr. Crane of any evidence of infringement with respect to the Compass Connector and related technology, and cooperate with Mr. Crane to contest any such infringement. In the event that the Company becomes bankrupt or insolvent or defaults in any of its material obligations under the Crane-Panda License and fails to cure any such defaults within specified cure periods, Mr. Crane may terminate the Crane-Panda License. The Company is substantially dependent upon the Crane-Panda License. The termination of the agreement under any circumstances would have a material adverse effect on the Company. There can be no assurance that conflicts of interest will not arise with respect to the Crane-Panda License or that such conflicts will be resolved in a manner favorable to the Company. In addition, Mr. Crane retains ownership of the Compass Connector technology, and has the right to grant licenses to or otherwise transfer rights to the Compass Connector technology to third parties.

     In September 1992, Mr. Crane granted an exclusive license (the "3M License") to Minnesota Mining and Manufacturing Co. ("3M") to develop, manufacture, use and sell the Compass Connector other than as part of a computer system. In February 1996, Mr. Crane and 3M agreed to convert the 3M License to a nonexclusive license. The 3M License provides in certain circumstances for the payment of a royalty to Mr. Crane. As of the date of this Prospectus, Mr. Crane had received no such payments.

11. SUBSTANTIAL CONTROL BY MANAGEMENT. As of the date of this report, officers and directors of the Company own of record and beneficially approximately 34% of the issued and outstanding shares of Common Stock and are thus able to exert substantial influence over the policies and affairs of the Company.

12. RISKS RELATING TO POTENTIAL INTERNATIONAL OPERATIONS. Although the Company currently prices all of its international sales in U.S. dollars, future sales or licensing of its products or technologies outside the U.S., may be subject to the risks associated with fluctuations in currency exchange rates. The Company may also be subject to other risks associated with international operations, including tariff regulations and requirements for export licenses, particularly with respect to the export of certain technologies (which licenses may on occasion be delayed or difficult to obtain), unexpected changes in regulatory requirements, longer accounts receivable requirements, difficulties in managing international operations, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. In addition, the laws of certain countries do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales or licenses and, consequently, on the Company's business and operations as a whole.

13. NEGATIVE EFFECT OF FUTURE SALES OF STOCK ON MARKET PRICE AND ABILITY TO RAISE CAPITAL; SUBSTANTIAL RESERVED SHARES. Future sales of substantial amounts of Common Stock, including the Shares offered hereby, or the perception that such sales could occur, could have a negative impact on the market price of the Common Stock and adversely affect the ability of the Company to raise capital through the sale of its equity securities. Virtually all of the outstanding Common Stock, including the Shares offered hereby, is freely tradeable in the public markets without restriction, subject in some cases to the volume limitations imposed by Rule 144 under the Securities Act and restrictions under Regulation S under the Securities Act. On April 14, 1997 the Company issued 4% subordinated convertible debentures (the "Debentures") in the aggregate principal amount of $4,800,000. The Debentures are convertible into Common Stock at a price per share equal to the lesser of $5.625 or 82% of the average closing bid price for the Common Stock for the five days preceding conversion. As of July 7, 1997, $3,285,000 in principal under the Debentures had been converted into an aggregate of 1,317,987 shares of Common Stock. Assuming conversion of the remaining principal balance of Debentures at 82% of the closing bid price for the Common Stock on July 7, 1997 ($2.255) and payment of interest on the Debentures in cash, the total shares that have been issued and those that are issuable upon conversion of the remaining principal balance of Debentures represent approximately 16.5% of the total number of shares of Common Stock outstanding at July 7, 1997. A decrease in the market value of the Common Stock would increase the number of shares issuable upon conversion of the remaining principal balance of Debentures, resulting in additional dilution to shareholders.

     As of July 7, 1997, the Company had reserved 2,309,321 shares of Common Stock for issuance upon the exercise of warrants. In addition, the Company has reserved 1,124,357 shares of Common Stock for issuance to employees, officers, directors and consultants under its 1995 Employee Stock Incentive Plan, 1993 Performance Incentive Plan and Non-Employee Director Stock Option Plan. The price which the Company may receive for the Common Stock issuable upon exercise of such warrants and options will, in all likelihood, be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such warrants and options, the holders thereof may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. The exercise of all of the aforementioned securities may also adversely effect the terms under which the Company could obtain additional equity capital. Should a significant number of these securities be exercised, the resulting increase in the amount of the Common Stock in the public market may reduce the market price of the Common Stock.

14. ANTITAKEOVER STATUTES. Florida has enacted legislation that may deter or frustrate takeovers of the Company. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, starting at 20%, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates. The Company has also proposed for adoption by its shareholders certain amendments to its Articles of Incorporation and By-Laws, including implementation of a staggered Board of Directors and restrictions on the ability of the shareholders to remove Directors of the Company, as well as establishment of a new class of Preferred Stock, any of which, if adopted, could make a takeover of the Company more difficult.

15. POSSIBLE LACK OF RESOURCES OF SELLING SECURITYHOLDERS. The Selling Securityholders may be deemed to be Underwriters pursuant to the Securities Act, and in that regard may become liable to the purchasers of the Common Stock offered hereby pursuant to the terms of the Securities Act if certain provisions of the Securities Act are not complied with by them. There can be no assurance that any of the Selling Securityholders have the financial resources to discharge any such liability.

16. GENERAL. Because of factors discussed above and other factors, past financial performance should not be considered an indicator of future performance. Investors should not use historical trends to anticipate future results and should be aware that the trading price of the Company's Common Stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, general conditions in the semiconductor packaging and computer industries, changes in earnings estimates and recommendations by analysts and other events.

                          RECENT DEVELOPMENTS

     DEBENTURE FINANCING. On April 14, 1997, the Company completed a private placement of subordinated convertible debentures (the
"Debentures") in the aggregate principal amount of $4,800,000. The Company plans to use the proceeds of this transaction to expand manufacturing capacity for the Company's VSPA semiconductor package and for working capital and general corporate purposes.

     In connection with the transaction, the Company paid a fee of $384,000 to Dusseldorf Securities Limited ("Dusseldorf") of which $192,000 was paid in cash and the balance by the issuance to Dusseldorf of 30,918 shares of Common Stock (the "DSL Shares"). In addition, the Company issued to Dusseldorf and Jefferies & Company, Inc. ("Jefferies") warrants (the "Warrants"), exercisable during the period beginning April 14, 1997 and ending April 2, 2002 to purchase 42,667 shares and 27,429 shares, respectively, of Common Stock of the Company ("Common Stock") at respective exercise prices of $6.75 and $7.00 per share. The debentures, the DSL Shares and the Dusseldorf warrant have been issued pursuant to an exemption from registration under Regulation S under the Securities Act of 1933; such issuance was made solely to non-U.S. persons in an offshore transaction and resale of such securities is restricted in the manner provided in Regulation S. The Jefferies warrant was issued in a private placement under Regulation D under the Securities Act of 1933.

     The principal amount of the Debentures is convertible into shares of Common Stock at a price equal to the lesser of $5.625 or 82% of the average closing bid price for the Common Stock for the five days preceding the date of conversion. The Debentures bear interest at the rate of 4% per annum, payable in cash or Common Stock, and mature on April 2, 1999, at which time all outstanding principal and accrued but unpaid interest shall be converted to Common Stock. Any conversion of the Debentures is subject to the condition that in no event shall the aggregate number of shares issuable upon conversion of the Debentures, equal or exceed 2,071,249 shares, i.e. 20% of the Company's outstanding
stock before the transaction.   As of July 7, 1997, $3,285,000 in
principal under the Debentures had been converted into an aggregate of 1,317,987 shares of Common Stock and the Company had issued an additional 13,592 shares of Common Stock in payment of interest under the Debentures. The Company shall have the right to redeem the Debentures with 60 days notice to the purchasers at a redemption price equal to 122% of the outstanding principal amount.

     In connection with this transaction, the Company has agreed to file and has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission to effect the registration of the DSL Shares for resale. The Company has also agreed to effect the registration of the shares issuable upon conversion of the Debentures in the event of certain amendments to Regulation S and has granted certain piggyback registration rights to the holders of the Warrants.

     DTM SETTLEMENT. In March 1997, the Company settled certain litigation with Direct Target Manufacturing, Inc. ("DTM"). Under the settlement agreement, DTM and certain other parties released the Company from all claims in connection with the litigation and the Company agreed to pay $40,000 toward the plaintiff's legal fees, to issue 17,500 shares of Common Stock to DTM and to file a registration statement with respect to such shares within 60 days after the date of the settlement agreement and has done so.

                            USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Securityholders.


                         SELLING SECURITYHOLDERS

     All of the shares of Common Stock of the Company offered hereby are being sold by the Selling Securityholders named below. The Company will receive none of the proceeds from the sale of shares offered hereby. To the best knowledge of the Company, none of the Selling Securityholders beneficially owns 5% or more of the Company's outstanding Common Stock and none of the Selling Securityholders has held any office or maintained any material relationship with the Company or its predecessors or affiliates over the past three years.

     The following table sets forth information to the best of the knowledge of the Company concerning the beneficial ownership of shares of Common Stock by the Selling Securityholders as of July 7, 1997 and the number of such shares included for sale in this Prospectus, assuming the sale of all Shares being offered by this Prospectus. The Common Stock offered hereby consists of (i) 30,918 shares issued in connection with the sale of the Debentures; and (ii) 17,500 shares issued in settlement of the DTM litigation.

                  SHARES OWNED PRIOR       SHARES          SHARES OWNED
                     TO OFFERING       OFFERED HEREBY     AFTER OFFERING
                     -----------       --------------     --------------

SELLING SECURITYHOLDERS
-----------------------

Dusseldorf Securities
Limited                73,585(1)           30,918             42,667

Direct Target
Marketing, Inc.        17,500              17,500               --

(1) Consists of 42,667 shares of Common Stock issuable upon exercise of Warrants.

                          PLAN OF DISTRIBUTION

     The Shares may be offered for sale from time to time by the Selling Securityholders to various purchasers, or they may be retained. The Selling Securityholders may elect to sell the Shares in negotiated transactions at prices and on terms related to the then-current market price or otherwise, or in market transactions, in each case without the participation of underwriters, brokers or dealers. The Selling Securityholders may also from time to time offer the Shares through brokers, dealers or agents, or through underwriters, who may receive underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers for whom they act as agent. In that event, the offers or sales may be made (i) by a block trade in which a broker or dealer, engaged for the purpose, will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) by purchases by a broker or dealer as principal and resale by such broker or dealer for its own account, (iii) by ordinary brokerage transactions or transactions in which the broker solicits purchasers, (iv) with the permission of the Company, in an underwritten transaction, or
(v) otherwise. In the event that brokers or dealers are engaged by the Selling Securityholders, such brokers or dealers may arrange for other brokers or dealers to participate.

     Any Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In offering the Shares, the Selling Securityholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     The public offering of the Shares by the Selling Securityholders will terminate on the earlier of (a) nine months from the date of this Prospectus, or (b) the date on which all Shares have been sold by the Selling Securityholders.

     The Company will pay certain expenses incidental to the offering and sale of the Shares to the public estimated to be approximately $25,000. The Company will not pay for, among other expenses, selling expenses or underwriting discounts, if applicable.


                                EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of The Panda Project, Inc. for the year ended March 31, 1997 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to The

Panda Project, Inc.'s ability to continue as a going concern as described in Note 2 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.